EXHIBIT 1

Glass Lewis Advises Its Clients to Vote For All Clinton Group Nominees
to Board of ValueVision Media

Glass Lewis Joins ISS in Recommending that Investors Vote For None of the Incumbent Board Members

NEW YORK, June 9, 2014 /PRNewswire/ -- Clinton Group, Inc. ("Clinton Group") announced that independent research firm Glass, Lewis & Co. (“Glass Lewis”) is recommending that ValueVision Media (NASDAQ: VVTV) ("ValueVision" or the "Company") stockholders support all of Clinton Group’s nominees to the ValueVision Board of Directors because “the Company requires a far-reaching overhaul of the board and senior management in order for ValueVision to achieve results closer to those of its competitors.” Glass Lewis provides advice in voting at annual and special shareholders’ meetings to more than 900 clients, including the majority of the world’s largest pension plans, mutual funds and asset managers.

In a report dated June 6, Glass Lewis recommended that its clients vote for all of Clinton Group’s Board nominees and that they vote for none of the incumbent members of the Board by using the GOLD proxy card at ValueVision’s annual meeting, which is scheduled for June 18.

The Glass Lewis analysis, which considers the arguments and information presented by both Clinton Group and ValueVision in a 32-page report, notes that Glass Lewis is generally “reticent to recommend the removal of incumbent directors, or the election of dissident nominees.” In the case of ValueVision, however, Glass Lewis wrote:

“In light of our review of the Company’s operating performance and shareholder returns, not necessarily on their own but rather relative to peers, benchmarks, the Company’s historical results and management’s stated goals, as well as portions of the Company’s governance environment, we believe [Clinton Group] has made a compelling case for significant change at the board level. … [T]he appointment of [all] six of [Clinton Group’s] nominees is warranted, in our view, given our conclusions regarding the potential of the [Clinton Group] plan and the suitability of its nominees, who possess complementary and relevant expertise, to implement such plan in conjunction with its own management team.”

“We are pleased to receive the support of Glass Lewis, and that of ISS, for substantial Board changes at ValueVision,” said Gregory P. Taxin, President of Clinton Group. “We are convinced our nominees to the Board can help the Company achieve greatness and are thankful for the support of these two world-class, independent research organizations.”

Glass Lewis further noted:

“ValueVision has not lived up to its full potential. … The Company’s serial underperformance from a total shareholder return and operating perspective and its industry-worst operating metrics during much of the current CEO’s tenure serve as evidence that broad change is warranted, in our view. … Installing a team [of directors] at ValueVision that has demonstrated ability to successfully operate a home shopping network, achieve performance goals, develop valuable proprietary brands, create popular and engaging television content, run successful marketing and advertising campaigns and lead organizations to success within the Company’s own and related industries, in our opinion, could lead to a superior long-term outcome for ValueVision shareholders.”

Glass Lewis also concluded:

•	“[S]upport for [the Clinton Group] nominees is likely to result in a superior outcome for ValueVision shareholders than what might reasonably be expected from shareholders’ continued endorsement of the incumbents, in light of the Company’s track record for the last five years.”
•	“In our view, the Company’s own historical performance, the success of its competitors and the current management team’s aspirational operating targets have each understandably given ValueVision shareholders high expectations which, in our opinion, the Company has yet to meet. In short, we believe the board and management team have overpromised and underdelivered.”
•	“While the board now points to a fairly recent and relative short period of outperformance by the Company, we see little justification to emphasize this particular period over any others or to disregard the various [other] periods … past and present, short and long, of significant [total shareholder return] underperformance relative to competitors and broader benchmarks.”
•	“By dramatically changing the product mix, emphasizing the development and showcase of more proprietary brands and presenting more compelling and engaging programming, [Clinton Group] believes ValueVision [can] aspire to similar levels of financial performance, shareholder returns and valuations as its rivals enjoy. In our opinion, the [Clinton Group’s] strategic vision for ValueVision is compelling.”
•	“[T]he current CEO and executive team, operating from various far-away places during parts of the week, cannot be reasonably expected to produce a substantially new and improved outcome for ValueVision shareholders. Operating in this manner, with a potentially inferior operating plan, even if the management team is successful, [] may simply translate to more of the modest improvements the Company and shareholders have realized to date. In our opinion, in order to achieve the level of success demonstrated by the Company's rivals and projected by the management team -- the type that would yield sustained, superior shareholder returns -- the management team needs to be more committed, cohesive and productive than it likely is today operating within such limits.”

•	“Overall, in light of the Company's past performance and an unwillingness of the [existing] board, as a whole, to hold management accountable for repeated performance shortcomings, or to keep up with the competition, as well as evidence of the noted governance issues, we are of the opinion that broad change at the board level is necessary.”

•	“Looking at the [Clinton Group’s] slate of nominees, we see a collection of director candidates who possess a well-rounded variety of relevant and successful experiences. … [W]e believe the [Clinton Group’s] nominees represent a strong collection of director nominees who could be expected to, in partnership with a management team headed by a new CEO, implement a strategic plan to realize the [Clinton Group’s] and its nominees' vision for the Company.”

•	Clinton Group “has offered a detailed and comprehensive plan for the Company, one that appears sound and compelling. We also note that the [Clinton Group] has laid out an ambitious strategic and operating plan for the first 90 days following the shareholder meeting, complete with goals and target dates.”

Clinton Group encourages its fellow shareholders to use the GOLD proxy card, as both Glass Lewis and ISS have recommended, when voting at this year’s annual meeting and to vote for the Clinton Group nominees. Mr. Taxin, who is the President of Clinton Group, co-founded and served as the CEO of Glass Lewis from 2003 to 2007. Clinton Group has no financial or client-vendor relationship with either Glass Lewis or ISS.

Clinton Group also recommends that ValueVision shareholders review the Clinton Group definitive proxy materials, video presentation, shareholder letters and slide deck, all of which are available at www.AddValueAndVision.com.

Shareholders with questions should contact Bruce Goldfarb or Lydia Mulyk at Okapi Partners LLC at (212) 297-0720, Toll-Free (855) 305-0857, or VVTV@okapipartners.com.

About Clinton Group, Inc.

Clinton Group, Inc. is a Registered Investment Advisor based in New York City. The firm has been investing in global markets since its inception in 1991 with expertise that spans a wide range of investment styles and asset classes.

Important Additional Information

CLINTON RELATIONAL OPPORTUNITY MASTER FUND, L.P., CLINTON RELATIONAL OPPORTUNITY, LLC, GEH CAPITAL, INC., CLINTON SPECIAL OPPORTUNITIES MASTER FUND, LTD., CHANNEL COMMERCE PARTNERS, L.P., CLINTON GROUP, INC., GEORGE E. HALL (COLLECTIVELY, "CLINTON") THOMAS D. BEERS, MARK BOZEK, RONALD L. FRASCH, THOMAS D. MOTTOLA, ROBERT ROSENBLATT AND FRED SIEGEL (TOGETHER WITH CLINTON, THE "PARTICIPANTS") AND/OR CERTAIN AFFILIATED PARTIES HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY CARD TO BE USED IN CONNECTION WITH THE PARTICIPANTS' SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF VALUEVISION MEDIA, INC. (THE "COMPANY") FOR USE AT THE COMPANY'S 2014 ANNUAL MEETING OF STOCKHOLDERS (THE "PROXY SOLICITATION"). ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE PROXY SOLICITATION BY THE PARTICIPANTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD HAVE BEEN FURNISHED TO SOME OR ALL OF THE COMPANY'S STOCKHOLDERS AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV/. IN ADDITION, OKAPI PARTNERS LLC, CLINTON'S PROXY SOLICITOR, WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD WITHOUT CHARGE UPON REQUEST BY CALLING (212) 297-0720 OR TOLL FREE AT (855) 305-0857.

ADDITIONAL INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS IS CONTAINED IN THE DEFINITIVE PROXY STATEMENT ON SCHEDULE 14A FILED BY CLINTON ON MAY 13, 2014 AND IN THE DEFINITIVE ADDITIONAL MATERIALS ON SCHEDULE 14A FILED BY CLINTON ON MAY 22, 2014 AND JUNE 6, 2014. THESE DOCUMENTS CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE.

CONTACT: N. Lennox, +1-212-825-0400.